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                               LLGPS Letterhead



                                                                  (202) 274-2000

May 6, 1996



Board of Directors
Raritan Bancorp Inc.
9 West Somerset Street
Raritan, New Jersey 08869

Board of Directors
Manville Savings Bank
313 South Main Street
Manville, New Jersey 08835

          RE:  RARITAN BANCORP INC.
               ACQUISITION OF MANVILLE SAVINGS BANK
               ------------------------------------

Gentlemen:

     We have acted as counsel to Raritan Bancorp Inc. ("Raritan Bancorp") in connection with the negotiation and execution of an Acquisition Agreement between Raritan Bancorp Inc., The Raritan Savings Bank ("Raritan Savings") and Manville Savings Bank ("Manville") dated March 23, 2994, and as thereafter amended on January 11, 1995 (the "Acquisition Agreement"), and the related Plan of Merger Conversion from Mutual to Stock Form of Organization of Manville Savings Bank into The Raritan Savings Bank (the "Plan of Merger-Conversion").

     Upon consummation of the transaction described in the Acquisition Agreement and Plan of Merger-Conversion: (i) Manville, a New Jersey chartered mutual savings bank, will merge with and into Raritan Savings, a New Jersey chartered stock savings bank and a wholly-owned subsidiary of Raritan Bancorp, which is a Delaware corporation registered under the Bank Holding Act of 1956, as amended (the "Merger-Conversion"); and (ii) Raritan Bancorp will sell shares of its common stock, par value $.01 ("Common Stock") to certain depositors of Manville in a subscription offering ("Subscription Offering") and, possibly, to members of the public in a community offering ("Community Offering"), as more fully described in the Prospectus and the Plan of Merger-Conversion. Specifically, the Plan of Merger-Conversion, subject to certain
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Board of Directors, Raritan Bancorp Inc.
Board of Directors, Manville Savings Bank
May 6, 1996
Page 2


maximum and minimum purchase limitations, grants nontransferable subscription rights to purchase Raritan Bancorp Common Stock to (i) Manville's account holders who had deposit accounts totaling $50 or more as of the close of business on June 30, 1993 (the "Eligibility Record Date") (such depositors are referred to as "Eligible Account Holders"), (ii) Manville's account holders who had deposit accounts totaling $50 or more as the close of business on December 31, 1995 (the "Supplemental Eligibility Record Date") (such depositors are referred to as "Supplemental Account Holders"), and (iii) depositors of Manville as of the April ___, 1996 voting record date for the Special Meeting of Depositors being held to approve the Plan of Merger-Conversion ("Voting Depositors") (collectively, the Eligible Account Holders, the Supplemental Account Holders and the Voting Depositors shall be referred to herein as the "Depositors"). Any shares of Common Stock not purchased in the Subscription Offering will be offered for sale in the Community Offering, with a preference given first to Raritan Bancorp's stockholders and then to natural persons residing in Somerset County, New Jersey.

     The number of shares of Common Stock being offered in the Offering has been determined by reference to (i) the estimated pro forma market value of Manville as an entity merged with and into Raritan Savings as determined by an independent appraiser (the "Independent Valuation") and (ii) the average closing bid price per share of Raritan Bancorp's Common Stock as reported on the Nasdaq Stock Market during the twenty trading days ending on the day prior to the date of the closing of the Conversion as determined pursuant to the Plan, which will be the price per share of Common Stock paid by subscribers other than Eligible Account Holders (the "Actual Purchase Price"). The price per share of Common Stock paid by Eligible Account Holders (the "EAH Actual Purchase Price") will be equal to 90% of the Actual Purchase Price.

     You have requested our opinion as to certain federal income tax consequences of the transactions described in the Acquisition Agreement and Plan of Merger-Conversion to satisfy the requirements of Section 4.7 of the Acquisition Agreement concerning receipt of an opinion or opinions of counsel as to certain tax matters. Terms capitalized herein but not defined have the meanings set forth in the Plan of Merger-Conversion and Prospectus.

     In connection with the opinions hereinafter expressed, we have examined the following documents:

          1.   The Acquisition Agreement and all exhibits thereto;

          2.   The Plan of Merger-Conversion;
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Board of Directors, Raritan Bancorp Inc.
Board of Directors, Manville Savings Bank
May 6, 1996
Page 3


          3. The Articles of Incorporation and Bylaws of Raritan Bancorp, Raritan Savings and Manville;

          4. The Registration Statement (Form S-2) filed by Raritan Bancorp with the Securities and Exchange Commission in connection with the Offering;

          5. The Officer's Certificates, dated the date hereof, delivered to us by Raritan Bancorp, Raritan Savings and Manville;

          6. The Internal Revenue Code of 1986, as amended (the "Code") and the Income Tax Regulations thereunder; and

          7. Rulings issued by the Internal Revenue Service (the "Service") and court decisions.

     Based upon the foregoing and subject in every instance to the conditions, assumptions, limitations and qualification set forth below, we are of the opinion that:

          1. The proposed Merger-Conversion will be treated as consisting of two separate, albeit inter-related, transaction: (i) the conversion of Manville from a mutual savings bank to a stock savings bank, with the conversion of Manville constituting a reorganization within the meaning of Section 368(a)(1)(F), followed by (ii) the acquisition of all outstanding shares capital stock of Manville by the Company and the merger of Manville in its stock form into Raritan Savings, with that merger constituting a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D), and therefore that:

               (a) no gain or loss will be recognized to Manville, Raritan Bancorp, or Raritan Savings as a result of the Merger-Conversion ((S) 361(a));

               (b) Raritan Savings will have the same basis in the assets of Manville immediately after the Merger-Conversion as the basis Manville had in such assets immediately prior to the Merger-Conversion ((S) 362(b));

               (c) the holding period of the assets of Manville held by Raritan Savings immediately after the Merger-Conversion will include the holding period of such assets in the hands of Manville immediately prior to the Merger-Conversion ((S) 1223(a));

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Board of Directors, Raritan Bancorp Inc.
Board of Directors, Manville Savings Bank
May 6, 1996
Page 4


               (d) the taxable year of Manville will end upon the effective date of the Merger-Conversion ((S) 381(b)(1));

               (e) Raritan Savings will succeed to and take into account the earnings and profits (or any deficit therein) of Manville that existed as of the date of the Merger-Conversion ((S)(S) 381(a)); and

               (f) Raritan Savings will succeed to and take into account, immediately after the Merger-Conversion, the dollar amounts of those accounts of Manville that represent bad debt reserves in respect of which Manville has taken bad debt deductions for taxable years ending on or before the date of the Merger-Conversion; the bad reserves of Manville will not be required to be restored to its gross income in the taxable year of the Merger-Conversion; and such bad debt reserves will have the same character in the hands of Raritan Savings after the Merger-Conversion as they would have had in the hands of Manville if the Merger-Conversion had not occurred (S)(S) 361(a) and 381(a) & (c)(4); Treas. Reg. (S) 1.381(c)(4)-(1)(ii); (s) 593(e)).

          2. Neither Manville nor Raritan Bancorp will recognize gain or loss upon the receipt of money and other property, if any, in exchange for shares of Raritan Bancorp Common Stock, regardless of whether issued pursuant to the Subscription Offering or Community Offering.

          3. Raritan Bancorp will recognize no gain or loss upon (a) the issuance of subscription rights to Depositors to purchase Common Stock, (b) the lapse of Subscription Rights to purchase Common Stock or (c) the receipt of money or other property, if any, in exchange for shares of Common Stock pursuant to the Offering.

          4. No gain or loss will realized or recognized to the Manville Depositors upon the constructive issuance to them of (i) withdrawable deposit accounts in Raritan Savings, and (ii) with respect to Eligible Account Holders and Supplemental Account Holders, interests in the Liquidation Account, in constructive exchange for their withdrawable accounts in Manville.

          5. The basis of each Depositor in its withdrawable deposit account with Raritan Savings immediately after the Merger-Conversion will be the same as the basis in its withdrawable deposit account with Manville immediately prior to the Merger-Conversion, and
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Board of Directors, Raritan Bancorp Inc.
Board of Directors, Manville Savings Bank
May 6, 1996
Page 5


the basis of each Eligible Account Holder and Supplemental Account Holder in its interest in the Liquidation Account will be zero.

     We have relied upon (without any independent investigation of) the accuracy of the statements and representations in (a) the Agreement and all exhibits thereto, (b) the Articles of Incorporation and Bylaws of Raritan Bancorp, Raritan Savings and Manville, (c) the Form S-2 Registration Statement filed with the Securities and Exchange Commission in connection with the Offering and (d) the Officer's Certificate, dated the date hereof, delivered to us by Raritan Bancorp, Raritan Savings and Manville. We have assumed (e) the genuineness of all signatures on all signed documents submitted to us by Raritan Bancorp, Raritan Savings and Manville, including, without limitation, the Officer's Certificates and certified copies of directors' resolutions; (f) the authenticity of all documents; (g) the conformity to originals of all copies of documents; and (h) the legal capacity of all individuals who have affixed their signatures to documents.

     Our opinions are based upon the federal income tax laws as now in effect and as presently interpreted. Nevertheless, we wish to advise you that certain aspects of the Conversion and Acquisition present novel issues of tax law which are not addressed by any direct authorities and, to the extent related authorities do exist, they appear to be inconclusive. Specifically, we refer to the fact that the subscription rights issued to Eligible Accounts Holders will provide such persons the opportunity to purchase Common Stock at the EAH Actual Purchase Price per share which is equal to 90% of the Actual Purchase Price of subscribers other than Eligible Account Holders. The federal tax consequences of the receipt, exercise and lapse of subscription rights which are exercisable at a discount are uncertain, but they may be significant. In this regard, it is possible that the Service may assert, and the courts may agree, that Manville or the Eligible Account Holders are required to recognize gain (either upon receipt of the non-transferable Rights or upon their exercise) as a result of the transactions described in the Agreement in an amount equal to the value of the Rights issued to Depositors in the Subscription Offering. Notwithstanding the opinions expressed hereinabove, we express no opinion on this issue since it is not addressed by any direct authorities.

     Our opinions are also conditioned upon the satisfaction as of the Effective Date of each of the following:

          1. All conditions precedent to the obligations of Raritan Bancorp and Manville as set forth in the Agreement will have been satisfied or waived as of the Effective Date, all covenants required to be performed by Raritan Bancorp and Manville as set forth in the Agreement will have been performed by them as of the Effective Date, and the Conversion and the Acquisition will be effected in strict accordance with the Agreement; and


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Board of Directors, Raritan Bancorp Inc.
Board of Directors, Manville Savings Bank
May 6, 1996
Page 6


          2. All assumptions set forth in Exhibit "A" annexed to this opinion shall be true and correct as of and at the Effective Date.

     We have not been asked to, and we do not, render any opinion with respect to any tax matters except as expressly set forth above. Please note, also, that we do not undertake to advise you of any changes in the opinions expressed herein resulting from matters that might hereafter be brought to our attention, including, but not limited to, subsequent legal developments.

                                     Very truly yours,



                                     /s/ Luse Lehman Gorman Pomerenk & Schick
                                     A Professional Corporation

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                       Exhibit "A" to Opinion of Counsel

                                  ASSUMPTIONS


     1. No portion of an Eligible Account Holder's total deposit accounts with Manville on the Eligibility Record Date will be excluded from participating in the Liquidation Account if the Eligible Account Holder had aggregate deposits in excess of $50 with Manville on that date;

     2. No portion of a Supplemental Eligible Account Holder's total deposit accounts with Manville on the Supplemental Eligibility Record Date will be excluded from participating in the Liquidation Account if the Supplemental Eligible Account Holder had aggregate deposits in excess of $50 with Manville on that date;

     3. Raritan Savings and Raritan Bancorp have no plan or intention to redeem or otherwise acquire any of the shares of Stock to be issued by Raritan Bancorp in the proposed transaction;

     4. Immediately following the consummation of the Merger-Conversion, Raritan Savings will posses the same assets and liabilities as it held immediately prior to the proposed transaction, plus the assets and liabilities held by Manville immediately prior to the proposed transaction;

     5. None of the shares of Raritan Bancorp Common Stock to be purchased by Manville depositors who are employees of Manville will be issued or acquired at a discount from the amount to be paid by subscribers who are not employees of Manville;

     6. The proposed transaction does not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution to which either Section 585 or Section 593 applies;

     7. No cash or other property will be given to Eligible Account Holders, Supplemental Eligible Account Holders or Voting Depositors in lieu of either (a) the nontransferable Subscription Rights to the Raritan Bancorp Common Stock, or
(b) the interest of Eligible Account Holders or Supplemental Eligible Account Holders in the Liquidation Account of Raritan Savings;

     8. Manville, Raritan Savings, and Raritan Bancorp are corporations within the meaning of Section 7701(a)(3); and

     9. Manville Depositors will pay all expenses of the Merger-Conversion, if any, solely attributable to them.